Exhibit 10.1

FIFTH AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

THIS FIFTH AMENDMENT (this “Amendment”), dated as of October 11, 2022 (the “Execution Date”) and effective as of January 1, 2023 (the “Effective Date”), by and between RYMAN HOSPITALITY PROPERTIES, INC. (the “Company”), a Delaware corporation and successor in interest by merger to Gaylord Entertainment Company, and COLIN V. REED, a resident of Nashville, Davidson County, Tennessee (“Executive”), amends the Executive Employment Agreement, dated as of February 25, 2008 by and between the Company and Executive, as amended (the “Agreement”).

WITNESSETH:

WHEREAS, the Company and Executive entered into the Agreement pursuant to which, among other things, the Company agreed to hire Executive as one of its senior executives; and

WHEREAS, the Executive and the Company desire to enter into an amendment to the Agreement to reflect the agreement of the Company and the Executive for the Executive to continue to serve as an employee of the Company in the role of Executive Chairman of the Board of Directors, beginning as of the Effective Date, and the parties have agreed to make certain modifications to the Agreement in connection therewith, such modifications to take effect as of the Effective Date.

NOW, THEREFORE, in consideration of the continued employment of Executive by the Company, the agreements made herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties that the following modifications to the Agreement will take effect as of the Effective Date:

1.	Amendment of Section 2(a)(i) of the Agreement. Section 2(a)(i) of the Agreement is amended and restated in its entirety to provide as follows:

“(i)         During the Employment Period, and subject to the approvals required by the Delaware Business Corporation Act and the Company’s Certificate of Incorporation and Bylaws, Executive shall serve as a member of the Board of Directors of the Company (the “Board”) and shall perform the duties of the Executive Chairman of the Board as may be described by the Company’s Bylaws, as amended from time to time, and such other duties as may be prescribed by the Board of Directors. The role of Executive Chairman of the Board will constitute an “employed position” with the Company and Executive will not be a non-employee director of the Board.”

2.	Amendment of Section 3(a) of the Agreement. Section 3(a) of the Agreement is amended and restated in its entirety to provide as follows:

“(a)        Base Salary. The Company shall pay to Executive an annual salary of $500,000. Executive’s annual salary shall be reviewed annually by the Human Resources Committee of the Board of Directors (the “Human Resources Committee”), and any increase shall be made in the discretion of and approved by the Human Resources Committee and ratified by the Board of Directors (such annual salary, together with any increases under this subsection (a), being herein referred to as the “Base Salary”).”

3.	Amendment of Section 4(b) of the Agreement. Section 4(b) of the Agreement is amended to add the following language:

“To the extent that any expenses, reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code, then such amount shall be reimbursed in accordance with Sections 1.409A-1(b)(9)(v) or 1.409A-3(i)(1)(iv) of the Treasury Regulations.”

4.	Amendment of Section 7(d)(ii) of the Agreement. Section 7(d)(ii) of the Agreement is deleted in its entirety and replaced with the following new provision:

“(ii)        The assignment of Executive, over his reasonable objection, of any duties materially inconsistent with his status as Executive Chairman of the Board of Directors of the Company or a substantial adverse alteration in the nature of his responsibilities.”

5.	Amendment of Section 7(d)(iii) of the Agreement. Section 7(d)(iii) of the Agreement is deleted in its entirety and replaced with the following new provision:

“(iii)        A reduction by Company in his annual base salary of $500,000 as the same may be increased from time to time pursuant to Section 3(a) hereof.”

6.	Amendment of Section 9(b) of the Agreement. Section 9(b) of the Agreement is hereby amended and restated in its entirety to provide as follows:

“(b)        Effect of Change of Control. In the event that within one (1) year following a Change of Control, the Company terminates Executive Without Cause or Executive terminates employment for Good Reason (a “Change in Control Termination Event”), Executive shall be entitled, in lieu of the compensation and benefits provided pursuant to Section 8(e), to: (i) the payment of two (2) times Executive’s Base Salary for the year in which such termination shall occur; (ii) the payment of two (2) times the greater of (x) Executive’s Annual Bonus for the prior calendar year and (y) the average of the Executive’s Annual Bonus for the preceding three (3) calendar years; (iii) any unpaid portion of the Base Salary or any Annual Bonus for prior calendar years, accrued and unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 4(b), (g), (h) or (i), and any other compensation owed to Executive pursuant to any written employee benefit plan or policy of the Company; (iv) any vested portion of the SERP Benefit, as calculated in accordance with the provisions of Section 4(a), and the immediate vesting of any unvested portion of the SERP Benefit; (v) the portion of any restricted stock grant that is free from restrictions as of the date of termination and the acceleration and immediate release of all restrictions from all restricted stock grants that are subject to restrictions as of the date of termination; and (vi) the vested portion of Executive’s stock options and the acceleration and immediate vesting of any unvested portion of Executive’s stock options. Executive shall have two (2) years from the date of such termination Without Cause or by Executive for Good Reason to exercise all stock options. In addition, in the event of a Change in Control Termination Event, as consideration for compliance with the Restrictive Covenants in Section 11(c) hereof, Executive shall be entitled to: (i) the payment of one (1) times Executive’s Base Salary for the year in which such termination shall occur; and (ii) the payment of one (1) times the greater of (x) Executive’s Annual Bonus for the prior calendar year and (y) the average of the Executive’s Annual Bonus for the preceding three calendar years.”

7.	Miscellaneous. The Company and Executive agree that the entry into and the terms of this Amendment shall not (i) constitute termination (constructive or otherwise) Without Cause under the Agreement or (ii) entitle Executive to terminate his employment for Good Reason under the Agreement. Capitalized terms used, but not otherwise defined herein, shall have the same meaning provided in the Agreement. This Amendment shall be deemed to be a contract under the laws of the State of Tennessee and shall be construed and enforced with the internal laws of said state. This Amendment may be executed in two or more counterparts, all of which taken together shall be deemed one original.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

RYMAN HOSPITALITY PROPERTIES, INC.

By:	/s/ Scott J. Lynn
Name:	Scott J. Lynn
Title:	Executive Vice President, General Counsel and Secretary

EXECUTIVE

/s/ Colin V. Reed
Colin V. Reed

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